Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

IP Technology Services, Inc. (a development stage company):

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form SB-2 filed with the SEC on January 30, 2008 (the “Registration Statement”), of our report dated November 19, 2007, relating to the balance sheet of IP Technology Services, Inc. (a development stage company) (the “Company”) as of September 30, 2007, and the related statement of operations, stockholders’ deficit, and cash flows for the period from June 6, 2007 through September 30, 2007, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

January 30, 2008